Exhibit 5.03(a)

Amendment to Second Restated Bylaws

Pursuant to Section 9 of the Second Restated Bylaws (the “Bylaws”) of Schmitt Industries, Inc. (the “Corporation”), the Bylaws of the Corporation are hereby amended as follows:

Section 3.1 of the Bylaws is hereby amended and restated in its entirety, effective as of the date hereof, as follows:

“Officers Enumerated – Appointment. The officers of the Corporation shall consist of such officers and assistant officers as may be designated by resolution of the Board of Directors. The officers shall include a President and a Secretary, and may include an Executive Chairman, a Chairman of the Board, one or more Vice Presidents, a Treasurer, and any assistant officers or other officers having such designations as shall be determined by the Board of Directors. The officers shall hold office at the pleasure of the Board of Directors. Unless otherwise restricted by the Board of Directors, the President may appoint any assistant officer or other officers, the Secretary may appoint one or more Assistant Secretaries, and the Treasurer may appoint one or more Assistant Treasurers; provided that any such appointments shall be recorded in writing in the corporate records.”

Section 3.3.1 of the Bylaws is hereby amended and restated in its entirety, effective as of the date hereof, as follows:

“Chairman of the Board/Executive Chairman. The Chairman of the Board, if one is elected, shall preside at meetings of the Board of Directors and of the shareholders, shall be responsible for carrying out the plans and directives of the Board of Directors, shall report to and consult with the Board of Directors and, if the Board of Directors so resolves, shall have such other powers and duties as the Board of Directors may from time to time prescribe. The Executive Chairman, if one is elected, shall have all the powers and duties of both the Chairman of the Board and the President. If the Corporation appoints different persons to serve as Executive Chairman and President, the Executive Chairman shall be the chief executive officer of the Corporation; otherwise the President shall be the chief executive officer of the Corporation.”